EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Event Date/Time: Jan. 10. 2005 / 5:00PM ET

Event Duration: 1 hr 3 min

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Alain Belda

ALCOA Inc - Chairman, CEO

Rick Kelson

ALCOA Inc - CFO, EVP

CONFERENCE CALL PARTICIPANTS

Alberto Arias

Goldman Sachs - Analyst

John Hill

Smith Barney - Analyst

Daniel Roling

Merrill Lynch - Analyst

Wayne Atwell

Morgan Stanley - Analyst

John Tomazos

Prudential - Analyst

Caglar Somek

Credit Suisse First Boston - Analyst

John Mack

Columbia Management - Analyst

Sam Arnold

Friedman, Billings, Ramsay - Analyst

John Redstone

Des Jardins - Analyst

Michael Gamberdella

J.P. Morgan - Analyst

Robert Clifford

IBM Amro - Analyst

Victor Lazarovici

BMO Nesbitt Burns - Analyst

Steve Bonnyman

CIBC World Markets - Analyst

Mark Parr

Keybanc Capital Markets - Analyst

Charles Bradford

Bradford Research - Analyst

Chuck Harris

Analyst

PRESENTATION

Operator

Good afternoon. Welcome to the 4th quarter 2004 Alcoa Inc. earnings call. Today’s conference will be hosted by Alain Belda, Chairman and CEO, who will review full year 2004 results and Rick Kelson, Chief Financial Officer who will discuss the 4th quarter and the current business condition. Before I turn it over to Alain, I would like to remind you that in discussing the company’s performance today we’ve included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statement. For a summary of specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, refer to the Alcoa annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC. In our discussions today we also include some non-GAAP financial measures. You can find our presentation on the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles and our related reconciliation on our website at www.alcoa.com under the investor section. At this point, I would like to turn it over to Alain.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, good afternoon and thank you for joining us. I am going to review today the 2004 plan and give you some insight on 2005. Rick will then cover in detail the quarter of 2004. 2004 was strong year for Alcoa from a number of perspectives. From a financial perspective, we’ve grown our earnings by over 33% to $1.4 billion. In addition to the LME base price increases we have grown our top line by nearly $900 million. We took advantage of a stronger LME pricing in market strength in many of our downstream markets and earnings growth has been broad-based with four out of six operating segments showing double-digit earning growth for the full year. The profitability in growth led to strong cash generation with cash from operations at $2.4 billion. And this strong cash flow allowed us to continue to pay down debt with our debt ratio now under 30%. And we continue to invest in our growth projects. And while profitability has grown we’ve continued to live our values and safety is at an all-time high and as Rick will show you again in his presentation. We’ve continued to strengthen our financial control environment. During the course of 2004 we completed more than 700 audits in preparation for our SOX certification. And this to me is a testament of the strong control environment and discipline we have in place at Alcoa. During the year we resolved many of the industrial relation issues facing the company, the five-day notices, the ABI strike, the Wenatchee situation, have all been resolved, and allowed us to restart ABI and Wenatchee.

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AA - Q4 2004 ALCOA Inc Earnings Conference Call

In addition, we now align our business units along global lines. This new global organization will allow us to better focus on our global customers and take advantage of low cost operating platforms. As we complete this reorganization of our businesses and of our leadership, I fully expect that we will continue to optimize our global production system which could potentially as we proceed to unbundling services, outsourcing and relocating assets, could result in restructuring charges in the 1st half of 2005. We continue to invest in the future by breaking ground in the Iceland smelter and making progress in a number of low capital brownfield projects we have from refining in Australia and Jamaica to smelting in Brazil and we continue to make progress on our Russian deal that we expect to close in this 1st quarter. We now have been much more diligent also about divesting noncore assets and this year we’ve divested the chemical business, certain foil assets and the packaging equipment business, just to name a few. And we continue to optimize the portfolio as we have recently announced the AFL transaction where we will gain the [inaudible] business and Fujikura will take the telecommunications business. Let me give you some insight on some of the cost headwinds we’ve seen this year and the actions we’ve taken. You have seen this chart before and it shows the cost pressures we’ve been under this year and how we were able to offset those pressures. Both currency and energy were big negatives in the year with much of the power related to 1/3 of our energy that is still tied to the LME. To offset those cost pressures we were able to successfully capture both prices and volume gains and achieve cost savings on a year- over- year basis. The other category includes items from 2003 that did not recur such as a tax benefit and insurance proceeds and incremental costs this year like ABI and the Grass River Reserve. I’ll address currency in this next slide.

Much of the cost pressure we saw 2004 we have been — have been shared by the industry. This is a view of how the industry cost curve has changed with the average cost curve — cost — cash cost increasing over $200 per ton with the higher end of the cash cost curve experiencer — experiencing the greater cost increases. This is due at a combination of higher input costs like alumina and carbon products and a much weaker dollar. With the 2004 global demand of approximately 29 million metric tons, the implied clearing price is in excess of $1,900 per metric ton. At any price lower than this, a substantial percentage of the supply curve faces negative cash contribution. This is good news going forward. Let’s look at currency now. In the past I’ve talked to you about how we are naturally hedged against currency fluctuation in the long-term. And given fact that we operate in 43 countries around the world and we are exposed to a variety of currencies, commodities and metal prices. Over the long-term, this combined exposure generally has had a minimal effect on the overall earnings of the company. However, this recent sharp decline of the U.S. dollar against most of the major currencies has led to a tightening of margins in the upstream. The short term impact of the cost structure is immediately felt while the impact on metal prices is longer term. On the chart on the bottom right, you can see the net income impact of a one cent charge in each of the three major currencies. If we assume that the year- end exchange rates are constant over the next 12 months, currency could have a negative impact of approximately $130 million in 2005.

This excludes the balance sheet translation effect that will move based on balance and specific currencies. But there were a lot of pressures and let me talk to you about 2005 now as we go forward. We are anticipating — anticipating much higher input costs for the full year of 2005. We are expecting resin prices to be up nearly 20% and higher caustic prices. We use approximately 1 million metric tons of caustic each year, higher caustic prices alone will negatively affect our costs by approximately $130 million on a pretax basis. We anticipate higher energy costs also driven by gas, oil, and metal prices. However, we have plans that at a minimum offset all the cost inflation through continuing implementation of the Alcoa business system, procurement savings through the global procurement organization and the optimization we expect from the new organization and leadership. Other savings we are pursuing include low cost country sourcing, lower material use rate and lower cost transportation sources. So let me summarize some of the other initiatives for 2005. We have taken the necessary steps to continue to cut costs throughout the company but this is not level loaded. It will be affected in every quarter and will affect every quarter differently. Market conditions remain strong. Both the alumina and primary aluminum markets appear to be tight and some of our key downstream markets continue to recover. There are pricing opportunities in every segment and we intend to take advantage of each and every one of them. Capacity restarts at Massena, ABI and Wenatchee will add over 200,000 metric tons directly contributing to revenue and profit in 2005, and we will continue to capture the higher metal prices as they come.

We are executing on our growth project, the Iceland Greenfield will come in line in 2007. Our Brownfields in Suriname, Brazil, western Australia and a multitude of creep projects in the upstream will add an expected 800,000 metric tons of alumina in 2005. We continue to make progress on the Russia deal and we are looking forward to a successfully integrating those assets this year. At this point, I would like to turn it over to Rick and I’ll come back at the end of Rick’s presentation and cover, summing up all of this work. Rick

Rick Kelson - ALCOA Inc - CFO, EVP

Thanks Alain. Today I will walk us through the 4th quarter result and discuss our outlook in the key markets that we serve. For the quarter, income from continuing operations was 39 cents per share, quarterly revenue was up 3% sequentially and up 12% over the 4th quarter of last year. As Alain noted year-to-date revenue is the highest ever. Increased input costs continue to impede progress in our cost savings challenge. R. O. C. on a trailing 4th quarter basis

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

was 8.5%, a 1.5% increase over 4th quarter of last year. We maintain our debt to capital ratio within the target range of 25 to 35% ending the quarter at 29.3%. First as always let me turn to safety. 2004 marks another year of best ever safety results. For the first time our loss workday rate dropped below 0.10. This lost workday rate of 0.09 represents a 25% improvement over 2003, the highest year-over-year improvement in five years. By lowering our loss workday rate to 0.09 in 2004 we avoided 36 injuries relative to 2003. To put this in perspective, for 2004 we had just 114 lost workday incidents for nearly 258 million hours worked across Alcoa’s global locations. Including acquired locations at year end 83% of our locations had worked a full twelve-month period without experiencing a lost workday case and 39% of our locations had not experienced a recordable case in the same period. Let us turn to the financials for the quarter. As usual this slide compares our 4th quarter results with the prior quarter. Let’s walk through some of the key points on the income statement. For the quarter metal price was up by $101 per ton and sales were up $163 million.

Costs were up 177 million, larger than the increase in sales due to currency, seasonality effects and costs associated with smelter restarts and the strike at ABI. SG&A was up 30 million with the largest increases coming from deferred comp and currency. Other income increased by $13 million, largely due to the transfer of mining rights at Juruti to AWAC. This event combined with a benefit of reversing a reserve on a net operating loss in the U.K. decreased our effective tax rate to 14% for the quarter. As previously announced, we also recorded a loss in discontinued operations to bring certain assets predominantly the telecommunications business, to fair value. Had we expensed stock options in the 4th quarter the net impact would have been 9 million or one cent per share as compared with 9 million in the 3rd quarter and $17 million in the year ago period. Restricted share expense in the 4th quarter of ‘04 was minimal. Let’s take a minute to look at the year-to-date performance. As Alain presented on a full year basis, financial performance has improved significantly with a 33% increase in income from continuing operations. Much of the favorable performance is based on higher metal prices and volume growth flowing to the bottom line partially offset by higher input costs, higher energy and an unfavorable currency effect. It’s worth noting that our effective tax rate was consistent with last year’s low level as we continued to effectively manage tax. Next let’s turn to the balance sheet.

The company continued to make progress in managing key elements of our balance sheet. As you can see on the chart in the upper left CapEx have ramped back up as we proceed with large upstream expansion projects. While expenditures on large growth projects have increased considerably, non-growth spending has only increased marginally from the reduced level of 2003. Spending was well below 2002 levels. The chart on the lower left shows the day’s working capital is decreased by almost two days versus 2003 and is down by almost five days from 2002. Preliminary cash from operations for the quarter appears to be $1 billion. Since the 4th quarter of 2003, we’ve brought our debt level down 1.2 billion to 6 billion. This is a $2.5 billion decrease versus 2002. We ended the year with a debt to capital ratio of 29.3% within the target range of 25 to 35%. Now let’s take a look at our 2005 CapEx. We expect 2005 CapEx to increase by approximately 1.4 billion over 2004 levels largely due to the previously announced major growth projects. These include the Iceland smelter, the Pinjarra refinery expansion, an anode plant in Norway, the expansion of the smelter in San Luis and the upgrade of the smelter in Spain. Now let’s take a look at some major transactions that occurred in the 4th quarter. First, we completed the sales of our Integris equity share for cash proceeds of approximately $205 million. We will have a immaterial gain on the sale. The results of Integris were flowing through the other segment. We also announced a deal involving AFL.

We will take 100% ownership of the AFL automotive business and Fujikura will own the telecommunications business. This is a share exchange and cash deal but since it’s not completed yet we haven’t announced the actual terms. Like Integris these results were going to the quote, unquote other segment. 2004 revenue from the telecommunications business was roughly 400 million and revenue from the automotive business was approximately 1.3 billion. Now let’s look at an update on our pension position. We typically give you an update both on pension and stock option expense at this time of year. Our pension assets performed very well this year returning 11.75%. Combined with our long-term return assumption of 9% and a discount rate assumption of 6% we are expecting a $20 million increase in expense for 2005 for the major plans with no material change in cash funding. In 2004 we accrued an incremental $22 million in pension liability. Regarding stock options, we are planning on expensing in the 3rd quarter and we are in the process of evaluating methods evaluation and we will give you further detail at the end of the 2nd quarter. Now let’s turn to the market conditions. This chart shows the distribution of revenue by market as of the 4th quarter. On the right you can see the relative percent change from the 3rd quarter and the year ago quarter. Note in this view of revenue we grew [inaudible] with packaging. Relative to the 3rd quarter, alumina realized prices were flat while primary realized prices were up 4%. Versus the years ago period alumina realized prices rose 17% while primary realized prices increased 21%.

Versus the prior quarter modest gains were made in aerospace and automotive with declines in the other downstream businesses. The largest decline was in the building and construction market which experienced a typical seasonal slowdown during winter months. Let’s turn to the segments starting with alumina and chemicals. As you’ll recall, the left-hand graph shows the relative importance of the various markets in each segment. These are based on 4th quarter revenues. On a sequential quarter basis after tax operating income for the alumina segment increased by $8 million or 5%, driven by the transfer of rights of the Juruti mine in Brazil to AWAC. Recall that the 3rd quarter included a $25 million gain for the early termination of a supply agreement. Moving to the current

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

business conditions on the positive side, LME based pricing for alumina should continue to be favorable. We have been able to achieve on average a 2% increase in LME pricing on 1/3 of our external contracts for 2005. On the negative side higher caustic soda costs and potentially a stronger A dollar could impede performance. In addition obviously the gain in the 4th quarter on the transfer rights of the Juruti mine will not recur. Moving on to the primary metal segment. On a sequential quarter basis, ATOI improved by $10 million or 5% from the prior quarter, largely due to increased price and volume. These increases were partially offset by the weaker U.S. dollar and higher input costs. Realized prices improved by 3 cents per pound and 3rd party shipments were up 5%. Moving to current business conditions.

The positives for the segment include metal prices which remain strong as well as the restart of our smelters at ABI, Wenatchee and Massena. These restarts are expected to contribute 40,000 metric tons of volume in the 1st quarter. Offsetting these positives are costs related to restarting curtail production as well as the higher carbon and energy costs that Alain mentioned earlier. Also the Canadian dollar and the Euro are expected to remain strong. Next let’s turn to the flat rolled products segment. On a sequential quarter basis, ATOI decreased by $3 million on lower volume largely in the canned sheet business. Continued strong pricing in North America helped to offset the traditional slow down in canned sheet. As the current business conditions we see continued strength in the aerospace and distribution markets and on the negative side seasonal slowness in the canned sheet market will continue. In addition decreased automotive build rates at Ford and GM will hurt segment performance. Next let’s turn to the engineered products segment. On a sequential quarter basis ATOI declined by 17% to $50 million. The decline in profitability was largely driven by weakness in the European extrusions market where we are seeing weak market conditions erode conversion pricing. Looking forward on the positive side we expect to see continued strength in the aerospace distribution and commercial vehicle markets. Offsetting these positives we expect seasonal weakness in building and construction to continue in addition to the softness in North American automotive build rates that I just mentioned in the prior segment.

Next let’s turn to packaging and consumer. Sequentially ATOI declined by $3 million to 7% driven by seasonal declines in closures and higher resin costs. These effects were partially offset by seasonal improvement in the consumer products business. Versus the 4th quarter of 2003 ATOI declined by $13 million on higher revenue due to persistent increase and input costs. As to current business conditions we expect seasonal weakness in closures and consumer products, input costs specifically metal and resin are expected to remain high and to continue pressuring margins. Now let’s turn to the others segment. Through this quarter the quote, unquote other segment included the AFL automotive business, Alcoa home exteriors which is our residential buildings products business, automotive structures and the Integris joint venture. AFL telecommunications has been removed from the segment and has been classified as discounted operation. The Integris joint venture has been sold and will not be in the segment going forward. Sequentially revenues decreased by 3% and ATOI fell by 19 million due to seasonal declines in the residential construction market. Moving to the current business condition, the seasonal softness in building products will persist and as I already mentioned GM and Ford have already announced build rate reductions. I’d like to turn it back over to Alain now to summarize our expectations for the quarter.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, if you want to put 1st quarter in context, we see alumina and primary metal prices remaining high and the restart of primary metals and the creep in production in alumina. We see a strong aerospace and distribution market and better prices in the 1st quarter as the ability to reprice alumina contract as well as some of the manufacturing products. On the negative side we continue to see a lot of pressure from the input costs area, energy, caustic, carbon, resins. Normal seasonal weakness in consumer products, closures, canned sheet and building products, OEM’s in the U.S., GM and Ford, build rate declining, they announced 7% decline and potentially unfavorable currency effect as well as the smelter restart costs. We intend to offset the input cost increases with productivity and procurement initiatives, capturing higher prices across the enterprise and passing through higher input costs, manage large capital projects effectively and integrate the Russian assets during this year of 2005. Now we are going to be open for questions.

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QUESTION AND ANSWER

Operator

Thanks very much, sir. Ladies and gentlemen, if you have a question, please key star, one now on your touchtone telephone. If your question has been answered or you wish to withdraw your question at any time, please key star, two. Questions will be taken in the order they are received. Please key star, one now to begin. And we will wait one moment to compile a list of questions. And your first question comes from Alberto Arias of Goldman Sachs. Please proceed sir.

Alberto Arias - Goldman Sachs - Analyst

Yes, good afternoon gentlemen. A couple of questions. The first one is with regards to your cost reduction programs. Typically you present an update on how much of these cost reductions you have achieved in the 3rd quarter we saw that some of these cost reductions went in reverse. We haven’t seen it here in this presentation. Could you give us an update on where do you stand in the 4th quarter on that process and should we still be expecting the $1.2 billion cost reduction that you had on your target?

Rick Kelson - ALCOA Inc - CFO, EVP

Well, as you’ve noted, Alberto, the 4th quarter we saw continued erosion in the cost savings and as Alain had pointed out in his presentation that we are continuing to get cost savings but now they are with some of the cost input pressures that we’ve seen essentially what we’ve been doing is offsetting the cost inflationary pressures and input pressures that we’ve seen. As you know us we remain committed to cost cutting and we will continue to pursue the goal. But right now the effort is in offsetting those input costs. We do have Alain has mentioned some of them, lots of efforts to go to increase the cost savings, Alain?

Alain Belda - ALCOA Inc - Chairman, CEO

Well what we said if you go back to my slide on cost pressures, what I said is that we’ve offset most of the costs related to raw materials, freight and labor and exceeded that by $143 million. Unfortunately we had energy on the other side was $207 million negative and then currency 117, which also affects the cost in the different places where we operate. So, yes, we’ve had cost savings. Unfortunately while they exceeded the raw material costs and freight and labor costs they still weren’t sufficient to offset energy and currency effects.

Alberto Arias - Goldman Sachs - Analyst

Okay. Second question with regards to foreign exchange translation losses which impact your results when the dollar weakens and when it strengthens as well, other companies typically strip it out from operating earnings. Is there a sense of what order of magnitude of an impact it had during the 4th quarter so that we can compare it with other companies?

Rick Kelson - ALCOA Inc - CFO, EVP

It was immaterial during the 4th quarter, Alberto. We’ve taken the position that when it is of any significance that we report it. But it was immaterial for the 4th quarter.

Alberto Arias - Goldman Sachs - Analyst

All right. Thanks.

Alain Belda - ALCOA Inc - Chairman, CEO

It’s still 200 some million dollars for the year.

Alberto Arias - Goldman Sachs - Analyst

Yes, okay, thanks.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from John Hill, Smith Barney. Please proceed.

John Hill - Smith Barney - Analyst

Good afternoon, everyone and as well thank you for providing some more currency sensitivities in the hand out. That’s a great addition to it. I guess I’d like to follow up a little bit on Alberto’s question with regard to the productivity gains budgeted at $377 million for next year and offset a number of areas escalation. That’s pretty aggressive. I was wondering if you could give us color on some of the geographies, segments, the spread over the year and most importantly, how much conviction you have in those targets?

Rick Kelson - ALCOA Inc - CFO, EVP

We have a lot of conviction in the targets, John. They come from the businesses. They are part of the roll up in there and their planning process so each business has a very specific plan. Most of those would be on, you know, kind of 30, 60, 90-day plan, implementation but they roll up their entire year. So our degree of confidence that we are going to be able to offset and achieve those

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

is quite high and it really does, it is all over the landscape. It is in each and every business has, you know, a set of goals and they are working those.

Alain Belda - ALCOA Inc - Chairman, CEO

So we’ve got compensation tied to those results. We’ve got very specific 30, 60, 90-day goals. We are pretty confident that we get these.

John Hill - Smith Barney - Analyst

Thank you. And then just briefly you mentioned about a 2% increase in alumina contract prices. I wasn’t sure exactly whether you were referring to the structure of the contracts in terms of a percentage participation. Are you implying that alumina new contracts are being priced, let’s say, at 15% of LME versus 13 or did we misinterpret the statement?

Rick Kelson - ALCOA Inc - CFO, EVP

We said two percentage, two percentage points on about 1/3 of the volume of our external market.

John Hill - Smith Barney - Analyst

Okay 2% of the LME price?

Rick Kelson - ALCOA Inc - CFO, EVP

Right.

John Hill - Smith Barney - Analyst

Very good, thank you.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from Daniel Rowling of Merrill Lynch. Please proceed.

Daniel Roling - Merrill Lynch - Analyst

Thank you. Rick, could you review for us when you took that reserve in the past so we can go back and look and see how we treated it as it relates to earnings, the 21 million, I believe I’m referring to? The valuation reserve?

Rick Kelson - ALCOA Inc - CFO, EVP

I’m sorry, we — could you repeat the question?

Daniel Rowling - Merrill Lynch - Analyst

Yes, basically there’s a $21 million valuation reserve for foreign net operating losses. When was that taken originally?

Rick Kelson - ALCOA Inc - CFO, EVP

Over a long period of time. I’m not sure where -

Daniel Rowling - Merrill Lynch - Analyst

It was little bit here, a little bit there, wasn’t any one big amount?

Rick Kelson - ALCOA Inc - CFO, EVP

Net operating loss reserve in the tax treatment. Oh, no, that would have been, the net operating one would have occurred over a long period of time. There was, I mentioned the discrete items being the UK loss, that occurred in the 4th quarter. But the other periods would have just, it’s a true up over a period of time.

Daniel Roling - Merrill Lynch - Analyst

Okay. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Wayne Atwell of Morgan Stanley.

Wayne Atwell - Morgan Stanley - Analyst

Thank you. Just a couple of minor housekeeping items. Did you have any buybacks in the 4th quarter?

Rick Kelson - ALCOA Inc - CFO, EVP

No.

Wayne Atwell - Morgan Stanley - Analyst

Okay. Can you give us an estimate of tax rate for the 1st quarter and for ‘05? And could you explain the tax rate for the 4th quarter? I’m a little bit confused by that.

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Rick Kelson - ALCOA Inc - CFO, EVP

The tax rate you should look for, for ‘05 would be 29%. That would be the expected run rate. And what we had happen in the 4th quarter is under the basic current accounting and changes what we’ve got to do is when have you an event, a discrete event occur you have to take it then and then what we mentioned we had one with regard to U.K. losses and that accounted for a large segment. The rest of the tax transaction effecting the rate for the 4th quarter really had to with the Juruti sale and the way that, you know, basically washed through the statements. So what had you was Juruti and this one discrete item with the U.K. NOLs affecting the tax rate.

Wayne Atwell - Morgan Stanley - Analyst

Could you explain the impact of your strike on the 3rd and 4th quarters, how much that impacted you? It sounds like it will be about 10 million as you start to pass the end of the 1st quarter?

Rick Kelson - ALCOA Inc - CFO, EVP

10 million is what we are looking to see for the restart there and it was approximately 3 cents in each quarter for ABI.

Wayne Atwell - Morgan Stanley - Analyst

So it would have been 3 cents for the 3rd and 3 cents for the 4th?

Rick Kelson - ALCOA Inc - CFO, EVP

Yes.

Wayne Atwell - Morgan Stanley - Analyst

Thank you.

Operator

Ladies and gentlemen, your next question comes from John Tomazos with Prudential. Please proceed.

John Tomazos - Prudential - Analyst

The $200 that’s on or roughly 9-cent per pound increase in global average smelting costs is very violent and essentially reshuffles the deck of comparative advantage. Could you talk about which of your businesses or smelting divisions improved in relation to peers and what new cost initiatives, new strategic initiatives Alcoa dynamically will pursue as the industry changes rapidly?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, I think the U.S. smelter have improved and the Brazilian smelter has improved. So these brought the average costs down, then because of the currency effects on the raw material effects the Canadian smelters and the Australian smelters and the European smelters suffered a higher cost. As to what we are doing about, it is exactly what we are investing in is we are putting as of next year with the creep expansion basically in the Atlantic basin what we have is that the refinery situation now will be 50/50 between Australia and the weaker Atlantic area. So we will have how you call more offset and as we put smelters in places like maybe Trinidad Tobago and other places we announced we will have a better mix of smelters in terms of currencies and be more protected from that.

Rick Kelson - ALCOA Inc - CFO, EVP

The other thing is that really and Alain could probably comment more on this, but the structure that we’ve not pushed on the globalization will allow for even better best practice transfers in savings as we, you know, leverage and aggregate buys more clearly. I mean we did all of that but this really helps those particular groups function on a clearer best practice approach and a better sharing than what’s already quite good.

Alain Belda - ALCOA Inc - Chairman, CEO

I think it’s not about the smelters but I think it’s a good issue because as we have on the fabricated side, for instance, we had a North American view for one side and then a European view for a second. We now have an integrated view which permits people to more freely and more rapidly consider exporting from the U.S. and to Europe which they weren’t doing before. So there is alternatives and opportunities there coming up from the change in the organization and how we look at the world and to these products.

John Tomazos - Prudential - Analyst

Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Caglar Somek with Credit Suisse First Boston. Please proceed.

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Caglar Somek - Credit Suisse First Boston - Analyst

Hi, good afternoon. My question is related to the growth projects for 2005. Could you discuss a little bit what kind of assumptions you are making on the aluminum price and also aluminum markets, what your expectations are for 2005 outlook? And also I had a follow-up question on the non-recurring items.

Alain Belda - ALCOA Inc - Chairman, CEO

I am not going to give you specific numbers for alumina and aluminum. But if you look at the market conditions you see a very tight market for alumina and a continuing tight market for aluminum. We figured that the situation will be better. But remember these are projects that have three-year construction periods and long-term maturities and so you can’t look at it that way specifically. What’s going to be the price next year or this year for metal.

Caglar Somek - Credit Suisse First Boston - Analyst

My question was more longer term actually not just, you know, it was two separate questions, one is what’s your take on the longer aluminum outlook and also shorter on your expectation are for 2005. You make assumptions in terms of cost cutting, cost savings and productivity?

Rick Kelson - ALCOA Inc - CFO, EVP

I was going to say we are still seeing metal as we described it before in deficit as we come into 2005 and roughly 500,000 metric tons I think is the number we’ve put out as our view of the current deficit. The second thing is a longer thing. Each of these large growth projects is done on a long-term basis at very low or what we would call conservative, you know, estimates for pricing and planning and we maintain our flexibility of timing.

Alain Belda - ALCOA Inc - Chairman, CEO

I think that every time you get into a situation where metal prices go up people figure it’s going to be up forever when they go down they are going to be down forever and we look at these things a long-term investments where the metal price is going to follow some cycles. At the moment the cycle is up it’s pushed by basically China and is beginning to be pushed by India and Brazil. So these are the three countries that are growing, and Russia, by the way, and all of these countries are pushing them. It doesn’t mean that tomorrow you don’t have a hard, how do you call it, landing for China or you have another situation like a 9/11, or something that could change all of that. So we look at long-term cycles. We think we are in an upswing cycle at this moment. But that’s not the way we plan these things. We plan them on long-term average prices of metal, long-term capital investments and at the moment this seems to be the right decision for to us make.

Caglar Somek - Credit Suisse First Boston - Analyst

Okay. Just one last question as related to the income statement. I’m looking at the restructuring and other charges, $1 million, it’s pretty much all restructuring charges are pretty much offset by the gains. Can you just give more detail on an item by item basis? One time items.

Rick Kelson - ALCOA Inc - CFO, EVP

This quarter was very insignificant. Why don’t you call Bill and he’ll, you know, run you through whatever other details.

Operator

Thanks very much sir. Your next question comes from John Mack of Columbia Management. Please proceed.

John Mack - Columbia Management - Analyst

Hi, back on the topic of China there’s been a lot of speculation about them revaluing the RMB. If they were to increase it by five percentage points, how would you feel about the outlook for the year?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, China is taking a lot of action that would make me feel good about the year. Some of the taxes situation where they are eliminating benefits that we are that were granted to exporters of metal or energy consumer industry which by the way is in line with what we’ve been saying all the time that China would have energy problems, would not be a long-term competitive player in aluminum or any energy intensive industry. So I think at the moment the actions look good and if you look at the cash cost curve I’ve shown, you have a lot of those Chinese plants at the end of that cash cost curve there.

John Mack - Columbia Management - Analyst

Maybe a follow up, this one related to national contracts. What proportion of your national contracts roll off in any given year and is this your sort of a normal year?

Alain Belda - ALCOA Inc - Chairman, CEO

You are talking about labor contract?

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

John Mack - Columbia Management - Analyst

No, no, supply contract to large customers.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, we’ve got, usually, it varies. I mean, in different industries it will vary and it also will have different contracts which have proportional price supply, CPI indexes, so it varies all over the industry. We are obviously working very diligently on every pricing possibility we have at the moment and I think that seems to be a pretty good year for pricing.

John Mack - Columbia Management - Analyst

Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Sam Arnold of Friedman, Billings, Ramsey.

Sam Arnold - Friedman, Billings, Ramsay - Analyst

Hi guys. I can see from the presentation that you didn’t have any expected labor cost pressures for 2005 and I was wondering if you could explain that and actually talk with some color regarding the ABI agreement that was signed and if you see any cost pressures from labor going forward into 2006?

Alain Belda - ALCOA Inc - Chairman, CEO

Our labor contract — major labor contract which is a master labor contract which affects about 10,000 people in our company and the North American operation which are the traditional core plants will start negotiations in May of this year but we have to settle on it by May of next year, 2006. So that’s why we didn’t address it. On ABI, the big issue on ABI was a discussion around the rights of management to decide how jobs should be done and contracting out things like snow removal and grass cutting and all these things. We reached an agreement with the unions on all of these issues, I think satisfactory agreement. And that’s how the whole contract was settled.

Sam Arnold - Friedman, Billings, Ramsay - Analyst

Okay. So you didn’t see any material labor cost increases as a result of that new contract?

Alain Belda - ALCOA Inc - Chairman, CEO

We don’t see any material — and in Wenatchee, I think the big issue was getting the labor to pay for their welfare costs the same way as management does and we agreed to do that and review it when we signed the next labor contract for the master contract and Wenatchee is included in that.

Sam Arnold - Friedman, Billings, Ramsay - Analyst

Gotcha. Okay. Thank you, guys. Appreciate it.

Operator

Thank you very much, sir. Your next question comes from John Redstone of Des Jardins. Please proceed.

John Redstone - Des Jardins - Analyst

Good afternoon, gentlemen. Quoted prices for flat rolled aluminum products were up quite sharply in the 4th quarter and also according to much of the trade press that conversion fees for things like [inaudible] coal were also up quite strongly in the quarter. I was wondering whether or not this was reflected in your 4th quarter results or whether there is much of a lag there?

Alain Belda - ALCOA Inc - Chairman, CEO

It was reflected in the last quarter. The last quarter was also reflecting a substantial reduction in volume in the canned sheet part of the business.

John Redstone - Des Jardins - Analyst

Thank you.

Operator

Thanks very much, sir. Ladies and gentlemen, if you have a question, please key star, one now on your touchtone telephone. And your next question comes from Michael Gamberdella. Please proceed.

Michael Gamberdella - J.P. Morgan - Analyst

Yes. Thank you. Two questions. I want to make sure I have this right. The 39 cents from continued operations includes the 4 cent gain in the alumina business and about 2 cents from the tax issue as well. Is that correct?

Rick Kelson - ALCOA Inc - CFO, EVP

Correct.

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Michael Gamberdella - J.P. Morgan - Analyst

Okay, and then second from what are you were saying about the higher input costs that you expect to be offset by your cost cutting efforts you kind of implied that they wouldn’t exactly match. Could you expand on that? I guess what you are saying is that the benefits of cost cutting may lag the higher input costs up front. Is that correct?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, I think what we are saying is that it doesn’t match on a month to month or quarter to quarter basis. We expect to offset all of the cost increases during the year but it doesn’t, and sometimes you will have to do shutting down a facility or transferring a facility or contracting out which might result into a restructuring and then a how you call it, cost savings in the following quarter. So that’s what I wanted to explain when I made the presentation.

Michael Gamberdella - J.P. Morgan - Analyst

Thank you very much.

Operator

Thanks very much sir. Once again, ladies and gentlemen, if you do have a question, please key star, one now on your touchtone telephone. Again, that’s star, one for a question. Once again, ladies and gentlemen, that’s star, one if you have a question. Your next comes from Robert Clifford of IBM Amro. Please proceed.

Robert Clifford - IBM Amro - Analyst

Good afternoon. In terms of the proposed cost savings for 2004, the 620 million, I was wondering if you could give us a feel for how much of that you think is going to be achieved because of the restructure in the product lines and also I think you mentioned you’ve been carrying some restructuring charges in the 1st half because of that and I was wondering if you could give some feel for the magnitude of those.

Rick Kelson - ALCOA Inc - CFO, EVP

Well, as to the restructuring what we would be doing is right now we are in the process of evaluating all of that so it’s awfully hard to give you a number. But as we look at our normal cost cutting and as we were looking to the reorganization that we did it became apparent that we may have activities that could result in and we thought we should get that out. The answer to the first question that you asked, how much of this or what do we feel that we are going to achieve we really answered that earlier. We are committed to getting all that there to build up, you know, the cost savings will there or build up that is basically come from the businesses up and so we expect to obtain those. In that savings there’s probably very little that has to do with any restructuring. That was a build up that came from the businesses and what we expect to do with their specific cost savings and productivity gains. So that wouldn’t really include what we would expect to see coming from the additional restructuring if any.

Alain Belda - ALCOA Inc - Chairman, CEO

I mean it’s — the reduction in costs that we are — I mean the increase in costs that we are talking about 605, of about close to $600 million, it’s including energy, raw materials and how do you call, currency. Are not too different than the efforts we had this year from in the same areas. And we offset most of it and so we expect to continue to do that with an environment in which we expect to be able to have better pricing.

Rick Kelson - ALCOA Inc - CFO, EVP

I mean actually —

Alain Belda - ALCOA Inc - Chairman, CEO

And more volume from the expenses.

Rick Kelson - ALCOA Inc - CFO, EVP

On an annual basis we did have the cost savings more than offset, we’ve slipped here in the 3rd and 4th quarter.

Robert Clifford - IBM Amro - Analyst

Okay, thanks for that. Just to clarify, do you think that the restructuring of the product lines in terms of widening of benefits is more along a strategic line than a cost savings line or mixed between the two in terms of benefits to Alcoa?

Rick Kelson - ALCOA Inc - CFO, EVP

I think it’s both but I mean a long time, and again, I think you’ll see it’s strategically long-term and will help us with our customers and markets which I think is the reason that you do it. I think as a side benefit if you will the first time we do it we think there’s some possibility that there may be some cost saving effort that will result from that.

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

Like reduction in personnel and that kind of situation. But it’s, it will be about both lines but mostly it’s going to be in the cost saving area.

Robert Clifford - IBM Amro - Analyst

Thanks, gentlemen.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Victor Lazarovici from BMO Nesbitt Burns. Please proceed.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

Thank you. I have a fairly mundane question in terms of where on the P&L the gain you took on the joint venture in bauxite appears and how that affects the tax line, is it in the tax line itself or is the 4-cent impact somewhere else and the tax impact is above that?

Rick Kelson - ALCOA Inc - CFO, EVP

No, it shows in other income and in the tax line itself.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

Okay. Same thing for the reversal of the reserve?

Rick Kelson - ALCOA Inc - CFO, EVP

Just tax.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

The 21 million is in the tax line?

Alain Belda - ALCOA Inc - Chairman, CEO

Right. I mean, going back to I think Dan’s question, it’s the investment on that developing of that reserve went through the P&L statement, also. So when you sell it and you get an income for it, it should, it should be counted as income that came while the expense came in previous quarters.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

Sure. And can you give us a tax rate that would have been in effect had those two items not affected you?

Rick Kelson - ALCOA Inc - CFO, EVP

I think it would have been close to, for the quarter absent put it between 28 and 29, is that it, too high?

Alain Belda - ALCOA Inc - Chairman, CEO

We didn’t calculate it that way but it would be around the average that we’ve been having. Remember, again, I mean this is average for the year 25-point something was very close to the previous quarter, previous year average was 24%.

Rick Kelson - ALCOA Inc - CFO, EVP

The accounting just doesn’t let us anticipate discrete events.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

Clearly. In terms of the ABI will there be any flow through costs in the 1st quarter or is that all behind you now?

Rick Kelson - ALCOA Inc - CFO, EVP

I believe we’ve said it would about 10 million in the 1st quarter for the restart.

Victor Lazarovici - BMO Nesbitt Burns - Analyst

Okay. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Daniel Rowling of Merrill Lynch. Please proceed.

Daniel Rowling - Merrill Lynch - Analyst

Thank you. Gentlemen, you’ve mentioned a couple times that the you’re looking for lower auto production from GM and Ford and that will affect your operations. The question I have is do you have any impact from the growing auto production from the transplants here in the U.S., Toyota, Honda, et cetera, Mercedes, and is that likely to show us any improvement or offset or are you mainly tied to the domestics?

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

Well, the majority of our business goes into the domestics but we do have growing businesses with Volkswagen, with Nissan, with how do you call, with Volkswagen, I’m sorry. BMW. Yes, some of these are doing better but the U.S. OEMs are doing worse at this moment.

Daniel Rowling - Merrill Lynch - Analyst

Okay, and you said that the businesses isn’t large enough to offset them yet?

Alain Belda - ALCOA Inc - Chairman, CEO

No.

Daniel Rowling - Merrill Lynch - Analyst

How is the aluminum penetration on the auto segment going? Are we still seeing about a 4% penetration or is it still moving up at last?

Alain Belda - ALCOA Inc - Chairman, CEO

No, it’s about the same. There’s more sensitivity to wait at the moment with oil at the price it is and you begin to have some of the most forward-looking of the automobile industry beginning to talk about more intensity in their cars.

Daniel Rowling - Merrill Lynch - Analyst

Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from John Hill, Smith Barney. Please proceed.

John Hill - Smith Barney - Analyst

Very good, just a quick question on the ‘05 capital budget of 2.5 billion. It looks from the pie chart like about $1 billion sustaining 1.5 for the projects. I was just wondering if you could give us a little bit of a breakdown as per the projects listed on the slide and then also that would be Iceland, Pinjarra, et cetera, and then also a little bit of color on financing strategy given the balance sheet where it is and this pretty high spend?

Rick Kelson - ALCOA Inc - CFO, EVP

Your split is about right. I mean it’s, we are basically going to be maintaining the sustaining and EHS capital very close to where it’s been, maybe up a little bit back kind of bringing, you know, back to some of the earlier years as we come up there a little bit, but you are looking at about 1.4 billion or so, 1.5 billion, large growth. And we’ve, I guess we’ve given out some of the large growth numbers before. You start to see some Iceland, will definitely start to come into play this year. As you know Iceland is a $1.1 billion overall project and you will see the big money spend ‘05, ‘06 and comes on line in ‘07. Pinjarra was approximately 450 million. And again that’s in the works now. Suriname not too much, 65 million. I think we’ve got 45 million in some of the smelter upgrade in Spain. But this is illustrative and that number obviously includes, you know, things that are tentatively on the schedule but depending on what happens can be moved or, you know, will fall back into the prior year. Some of that comes from things being moved back this year.

Alain Belda - ALCOA Inc - Chairman, CEO

John, our intention is to continue to maintain our debt to equity ratio within that 25 to 35 ratio. And the way it looks at this moment it seems like we are going to be able to make these investments without affecting the present, how do you call, debt to equity ratio and without having to resource to project financing.

Rick Kelson - ALCOA Inc - CFO, EVP

Having said that, I mean we look at every one of these projects to see if there’s a better way to finance them and we look for whatever alternatives that we do have. So when we do them obviously we make it public. If we did one lately, we have really not done any restructured financing of any kind.

John Hill - Smith Barney - Analyst

Are you reasonably confident then that you can fund this out of cash balances and cash flow?

Alain Belda - ALCOA Inc - Chairman, CEO

And we can also move the projects around a bit so that we don’t get to a different situation than that.

John Hill - Smith Barney - Analyst

Thank you.

Rick Kelson - ALCOA Inc - CFO, EVP

That is the goal.

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Steve Bonnyman of CIBC World Markets. Please proceed.

Steve Bonnyman - CIBC World Markets - Analyst

Thank you very much. My question has been answered.

Operator

Thank you very much, sir. Your next question, ladies and gentlemen, comes from Mark Parr of KeyBanc Capital Markets. Please proceed.

Mark Parr - Keybanc Capital Markets - Analyst

Thank you very much. Just one more clarification and I apologize for missing some of the discussion around the cost reductions but the 620 million of cost reductions are, that does not include any potential benefit from the additional restructuring activity? Is that correct?

Rick Kelson - ALCOA Inc - CFO, EVP

It would be minimal if any.

Mark Parr - Keybanc Capital Markets - Analyst

Okay. Terrific. Thank you. That’s all I had.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Charles Bradford of Bradford Research. Please proceed.

Charles Bradford - Bradford Research - Analyst

Good afternoon. Could you address the issue that came up recently about the Elkem situation?

Rick Kelson - ALCOA Inc - CFO, EVP

At this point in time we have received the notice like you’ve seen on the newspapers and all that. We got a phone call from them. We have — they have about two weeks to actually publish their tender. We’ve got about four weeks after that to make our decision. And we will make it in that period of time.

Charles Bradford - Bradford Research - Analyst

On another subject there’s been legislation past that allows you to repatriate overseas income at a very low tax rate. I believe it’s currently just going into effect. Do you have any such plans?

Rick Kelson - ALCOA Inc - CFO, EVP

That’s something that we are studying. You basically have I think most of this year to really do that. We have a study going on that looks at that but basically even though it’s a very reduced and favorable tax rate with our expansion plans the idea of bringing cash back is not necessarily, you know, high on it even for such a nominal tax since the growth is basically overseas.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Chuck Harris. Please proceed.

Chuck Harris Analyst

Good evening. I just had one question. If I heard correctly we have cost reduction to a large degree offsetting incremental costs you expect to see this year but then you also mentioned that you are going to have some fairly material production coming back on stream. Could you go back over that? I came up with — I wasn’t quite sure how many, how much production is coming back on stream but it sounded like it was —

Alain Belda - ALCOA Inc - Chairman, CEO

200,000 tons of smelter, about 800,000 metric tons of alumina. Plus whatever the market demands in the fabricating business.

Chuck Harris Analyst

Thank you. Can you give some timing generally of how that’s going to come on over the course of the year?

Rick Kelson - ALCOA Inc - CFO, EVP

The metal should be about 40,000 metric tons in the 1st quarter and then it will even out the rest of it and the creep is I think there.

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FINAL TRANSCRIPT

AA - Q4 2004 ALCOA Inc Earnings Conference Call

Chuck Harris Analyst

The creep is what, just —

Rick Kelson - ALCOA Inc - CFO, EVP

It’s there. It’s just even over the course of the year?

Alain Belda - ALCOA Inc - Chairman, CEO

It’s even over the course of the year.

Chuck Harris Analyst

Even over the course of the year. Okay. Thanks.

Operator

Thank you very much, sir. Ladies and gentlemen, that concludes the Q&A session for today. I would like to turn it back over to the speakers of the call for any closing remarks. Gentlemen, if you have any closing remarks, please make them at this time. Gentlemen, could you please check to see if your phone is on mute? Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a good day.

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